Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Duke Energy Corporation

Duke Energy Carolinas, LLC

Duke Energy Florida, LLC

Duke Energy Indiana, LLC

Duke Energy Ohio, Inc.

Duke Energy Progress, LLC

Piedmont Natural Gas Company, Inc.

(Exact Name of Registrants as Specified in their Charters)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price Per Unit	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock of Duke Energy Corporation, par value $0.001 per share	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock of Duke Energy Corporation, par value $0.001 per share		(1)	(1)	(1)	(2)	(2)
	Other	Depository Shares of Duke Energy Corporation (3)		(1)	(1)	(1)	(2)	(2)
	Other	Stock Purchase Contracts of Duke Energy Corporation		(1)	(1)	(1)	(2)	(2)
	Equity	Stock Purchase Units of Duke Energy Corporation		(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Duke Energy Corporation		(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Duke Energy Carolinas, LLC		(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Duke Energy Florida, LLC		(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Duke Energy Indiana, LLC		(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Duke Energy Ohio, Inc.		(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Duke Energy Progress, LLC		(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Piedmont Natural Gas Company, Inc.		(1)	(1)	(1)	(2)	(2)
		Total Offering Amounts		N/A
		Total Fees Previously Paid		N/A
		Total Fee Offsets		N/A
		Net Fee Due		N/A

(1)	An indeterminate number or amount of the securities of each identified class is being registered as may from time to time be sold at unspecified prices. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, exchange or conversion of other securities. The securities registered also include such indeterminate amounts and numbers of securities as may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder, including under any applicable anti-dilution provisions. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrants are deferring payment of all of the registration fee and will pay any applicable registration fees on a “pay as you go” basis.

(3)	In the event that Duke Energy Corporation elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under any such agreement.